EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 23, 2022, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-265154) and related Prospectus of Holly Energy Partners, L.P. for the registration of common units, preferred units, debt securities and guarantees of debt securities.

/s/ Ernst & Young LLP

Dallas, Texas

November 7, 2022